CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated February 17, 2012 on the financial statements and financial highlights of Technology Leaders Fund, Technology Opportunities Fund, and Alternative Energy Fund, each a series of shares of Firsthand Funds.   Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders, which are incorporated by reference in the Registration Statement on Form N-14 of Firsthand Funds.   We also consent to the references to the name of our Firm in the Registration Statement and Prospectus.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 23, 2012